FOR IMMEDIATE RELEASE

JANUARY 9,1997



              PCA INTERNATIONAL, INC. and AMERICAN STUDIOS, INC. ANNOUNCE

                  EXPIRATION OF HART-SCOTT-RODINO WAITING PERIOD IN

                           TENDER OFFER FOR AMERICAN STUDIOS



Matthews, North Carolina, January 9, 1997-PCA International, Inc.(NASDAQ: PCAI)

and American Studios, Inc. (NASDAQ: AMST) announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the cash tender to purchase all of the outstanding shares of common stock of

American Studios expired at 11:59 p.m. on January 4, 1997.  The offer was commenced on December 20, 1996 by ASI Acquisition Corp., a wholly owned subsidiary of PCA.


Under the Hart-Scott-Rodino Act certain purchases of stock may not be consummated unless certain information has been furnished to the Antitrust

Division of the Department of Justice and the Federal Trade Commission and

certain waiting periods have expired.


The offer and withdrawal rights are currently scheduled to expire at 12:00 midnight, New York City time, on Wednesday, January 22, 1997.  MacKenzie

Partners, Inc. is acting as the Information Agent for the offer.

CONTACTS:

Bruce A. Fisher                     Shawn W. Poole
Senior Vice President               Executive Vice President
Chief Financial Officer             Chief Financial Officer
PCA International, Inc.             American Studios, Inc.
(704) 847-8011, Ext. 2404           (704) 588-4351, Ext. 5310



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